Exhibit 3.37

The Brønnøysund Register Centre	Certificate of Registration

Organization number:	819 569 762

Type of company:	Limited company

Date of incorporation:	1970-01-31

Transferred to the Register of Business Enterprises:	1989-10-25

Name:	HELI-ONE LEASING (NORWAY) AS

Business address:	Stavanger Lufthavn Sola 4050 SOLA
Municipality:	1124 SOLA
Country:	Norway

Postal address:	P.O. Box 522 4055 STAVANGER LUFTHAVN

E-mail address:	hbrigg@chc.ca

Share capital NOK:	309,826,000.00

General manager/ managing director:	Lars Andreas Landsnes

Board of directors:
Chairman of the board:	David Andrew Stewart 1 Hilltop Road, Cults Aberdeen AB159RN Aberdeen United Kingdom

Board member(s):	Lars Andreas Landsnes Leif Egil Torkelsen

Signature:	The chairman of the board alone, or two board members jointly.

Power of procuration:	The general manager.

Auditor:	Certified auditing company Organization number 976 389 387 ERNST & YOUNG AS Dronning Eufemias gate 6 0191 OSLO

The Brønnøysund Register Centre	The Register of Business Enterprises, 2011-12-07

[Notary Seal]	/s/ Anne Marthe Hesjadalen	/s/ Geir Andreassen	[Notary Seal]
	Anne Marthe Hesjadalen Notary Public for the Brønnøysund Register Centre	Geir Andreassen Group Manager

Date of transcript 2011-12-07	Organization number 819 569 762	Page 1 of 1